REPUBLIC RESOURCES ANNOUNCES THE
APPOINTMENT OF DR. CLYDE FRANK TO THE BOARD

FOR IMMEDIATE RELEASE - July 9, 2002

Grand Junction, Colorado - July 9, 2002 - Republic Resources, Inc. (OTC BB: RPRS) announced today Dr. Clyde Frank, Ph.D has been appointed to Company’s Board of Directors to assist the Company in developing its business plan associated with the recent acquisition of EnviroWall, Inc. Dr. Frank has served as the Deputy Assistant Secretary for the Office of Science and Technology at the US Department of Energy, leading Federal efforts to develop innovative, cost-effective solutions to the hazardous waste problems resulting from over 50 years of nuclear waste production.

EnviroWall, a development-stage company headquartered in New Orleans, Louisiana, holds several patents and application technologies to capture, contain and remediate contaminated groundwater. These patents and application technologies are collectively referred to as the “EnviroWall System” and have broad applications, ranging from simple containment and control of contaminated groundwater to more complex designs for groundwater manipulation and treatment.

Dr. Frank stated: “For the last thirty five (35) years, I have had the opportunity to evaluate energy and environmental technologies as a professor, from the viewpoint of the private sector, and as a Civil Servant with the Federal Government. I have been technically involved in the evolution of the EnviroWall System for a number of years and believe that it is the only system that has the ability to economically address containment and/or remediation of groundwater contaminants. Numerous technologies have been proposed, but none equal the maturity of capability of the EnviroWall System as indicated in the results of the US Department of Energy document known as the “Green Book”, which summarizes the results and conclusions of the in-depth testing of a particular environmental technology. The EnviroWall System has the unique capability to economically address the regulatory requirements of all nations. I am truly honored to be chosen as a member of the Board of Directors of Republic Resources, Inc.”

For the past three years, Dr. Frank has served as President of POLUS Technologies, a company that evaluates technologies and their applications to the environmental, occupational and medical fields and addresses technical, management and strategic issues for small and medium sized organizations. Dr. Frank is also serving as a Vice President for POLUS Technologies International, Ltd., an enterprise in Katowice, Poland, whose mission is to address the privatization issues currently facing the Polish government. Dr. Frank’s affiliations and experience will not only facilitate the marketing of the EnviroWall System in the Untied States, but will open up other possibilities in Central and Eastern Europe.

Upon closing the EnviroWall acquisition, Homer C. Osborne and J. Peter Koonce resigned from Republic’s Board of Directors. Therefore, Republic’s Board now consists of Louis B. “Buddy” Breaux, EnviroWall’s founder, Dr. Clyde Frank Ph.D, David A. Melman and Patrick J. Duncan. Mr. Melman was elected Chairman of the Board and appointed President of Republic which is to function as a holding company for its two subsidiaries: EnviroWall, with Mr. Breaux as the President, and High Desert Energy, with Mr. Duncan as President. Mr. Duncan will also serve as Chief Financial Officer of Republic.

For more information regarding this press release or other information regarding the Company, please contact Patrick J. Duncan, at (970) 245-5917 Ext. 11.